EXHIBIT 10.21
-------------



January 8, 1996




Mr. Kenneth L. Campbell
c/o Action Industries, Inc.
460 Nixon Road
Cheswick, Pennsylvania 15024

Re: Severance Arrangement

Dear Ken:

This letter sets forth certain severance benefits to which you will be entitled in the event your employment with Action Industries, Inc. (the "Company") is terminated without cause. If your employment is terminated by the Company other than for cause, the Company will provide you with the following: (I) the base salary that you are paid by the Company on the date of such termination for a six-month period following the date of such termination, payable monthly; (ii) continuation of health care benefits during such six-month period, provided you continue to make timely payment to the Company for your portion of the premium for the health care benefit you selected and (iii) continuation during such six-month period of all other employee benefits made available to you by the Company as of the date of such termination. It shall be a condition to the Company's obligation to make such severance benefits available to you that in connection with any such termination of your employment you execute and deliver a Separation Agreement and General Release satisfactory to the Company containing provisions similar to those set forth in Paragraphs 3 through 10 of the form of Separation Agreement and General Release attached hereto as Annex A. No compensation other than that specifically provided above shall be payable on account of such termination of your employment without cause.

As used herein, the term "for cause" means a termination of your employment by the Company because of:

(a) your gross negligence, willful misconduct, or gross neglect of duty; or

(b) any criminal act by you or any conduct by you involving fraud or constituting bad faith by you in dealing with or on behalf of the Company.

The sole purpose of this letter is to provide you with the above severance arrangements. Nothing herein is intended to create an employment agreement between the Company and you or to provide you with any severance if your employment is terminated for cause.

Very truly yours,

ACTION INDUSTRIES, INC.



By T. RONALD CASPER
   ---------------------
   T. Ronald Casper
   President

TRC/pap

Attachment



ACKNOWLEDGED AND AGREED:



K. L. CAMPBELL 1/23/96
-------------------------
Kenneth L. Campbell


                            ANNEX A


            SEPARATION AGREEMENT AND GENERAL RELEASE


This Separation Agreement and General Release ("Agreement"), is made [DATE AGREEMENT IS GIVEN TO EMPLOYEE] by and between [NAME], an individual ("Employee"), and ACTION INDUSTRIES, INC., its affiliates, subsidiaries, divisions and related companies
("Action").

In consideration of the covenants undertaken and the releases contained in this Agreement, Employee and Action agree as follows:

1. Employee acknowledges that he is an "at will" employee whose employment is terminated as of [DATE].

2. In consideration of Employee's covenants below, Action shall provide Employee with the following:

     a. Severance benefits in the form of continued base salary payments for a period of [NUMBER] weeks (or until Employee's death if sooner), less normal tax withholding and deductions, payable on Action's regular pay cycle;
          and

     b. Health care benefits under Action's health care plan through [DATE], provided that Employee continues the payment of his contribution to his health care benefit cost through payroll deduction.

3. Employee authorizes Action to deduct from his severance benefit checks the full amount of any monies owed to Action, including any travel advances, business credit card charges, petty cash advances, and the like, which remain unreconciled with appropriate business expense receipts.

4. Employee agrees not to disclose or utilize any confidential or proprietary information of Action learned by Employee during the course of his employment with Action.

5. Employee, on behalf of himself and his dependents, heirs, executors, administators, assigns and successors, and each of them, hereby fully releases and discharges Action, its affiliates, subsidiaries, divisions and related companies, and the officers, directors, employees, agents, and predecessors, successors and assigns of each entity from any and all claims, causes of action, suits, debts, wages, demands, rights, liens, agreements and contracts whatsoever (except for Action's obligations under this Agreement), particularly any claims relating to or concerning the employment relationship or Employee's separation from employment with Action, whether under federal, state or local law or common law principles of similar effect, whether in law or in equity, and whether know or unknown, which Employee may have had or may now have against Action, including, but not limited to: any and all claims based upon the breach of any implied covenant of good faith and fair dealing, age discrimination (under the Age Discrimination in Employment Act of 1967 or other comparable laws), handicap discrimination, racial discrimination, sexual discrimination, wrongful discharge, the breach of any employment contracts (express or implied, oral or written), defamation, fraud, misrepresentation and negligence.

6. Employee and Action agree not to disclose the terms of this Agreement to anyone, except as set forth below:

     a. Employee may discuss the Agreement with members of his immediate family, provided each member agrees in advance not to discuss it with anyone outside the immediate family. Employee is advised to discuss this Agreement with a lawyer before executing it.

     b. Action shall be permitted to discuss this Agreement with only those individuals necessarily involved in this matter.

7. Employee shall have [21 DAYS IN THE CASE OF AN ISOLATED SEPARATION] [45 DAYS IN THE CASE OF A GROUP SEPARATION] from the above date to consider this Agreement fully and to discuss it with this attorney before signing it. Further, Employee shall be entitled to revoke this Agreement within 7 days after signing it. Accordingly, severance payments shall begin no sooner than the eighth day following Employee's execution of the Agreement.

     By signing this Agreement, Employee acknowledges and certifies that his execution of the Agreement is a knowing and voluntary act, which will permanently and irrevocably sever his employment relationship with Action and preclude any later action against Action, other than to enforce its terms.

8. Employee and Action acknowledge and agree that this Agreement is not and shall not be construed to be an admission that either has acted wrongfully, in violation of any federal, state or local laws or inconsistently with any duty owed.

9. Each provision of this Agreement is intended to be severable. If any term or provision is held to be invalid, void or unenforceable by a court or tribunal of competent jurisdiction for any reason whatsovever, the ruling shall not affect the validity of the remainder of this Agreement.

10. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

Signed, with the intent to be legally bound,



Dated:
       ----------------------          ------------------------
                                       [NAME]



Dated:
       ----------------------          ACTION INDUSTRIES, INC.



                                       By:
                                           --------------------


                                       Title:
                                             ------------------